Exhibit 99.1

Fibrocell Science Announces Proposed Public Offering of Common Stock

Exton, PA, September 25, 2013 – Fibrocell Science, Inc. (NYSE MKT: FCSC), an autologous cell therapy company focused on the development of innovative products for aesthetic, medical and scientific applications, today announced its intention to offer and sell, shares of its common stock in an underwritten public offering pursuant to its existing shelf registration statement. The company also intends to grant to the underwriters a 30-day option to purchase up to an additional 15% of the shares of common stock sold in the public offering to cover over-allotments, if any. The company intends to use the net proceeds from the offering to fund Phase III clinical trials for additional azficel-T indications, to progress its collaboration programs with Intrexon Corporation and for working capital and general corporate and administrative expenses.

Barclays is acting as sole book running manager and representative of the underwriters for the offering. Wedbush PacGrow Life Sciences and Griffin Securities are acting as co-managers for the offering.

The securities described above are being offered by Fibrocell Science pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering. The offering may be made only by means of a prospectus, copies of which may be obtained, when available, from Barclays Capital Inc. by calling 1-888-603-5847, or by mail at Barclays Capital Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by e-mail at Barclaysprospectus@broadridge.com.

About Fibrocell Science, Inc.

Fibrocell Science, Inc. (NYSE MKT: FCSC) is an autologous cell therapy company focused on the development of innovative products for aesthetic, medical and scientific applications. Fibrocell Science is committed to advancing the scientific, medical and commercial potential of autologous skin and tissue, as well as its innovative cellular processing technology and manufacturing excellence. For additional information, please visit www.fibrocellscience.com.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements. Forward-looking statements include, without limitation, the company’s ability to complete the proposed public offering of its common stock described above. These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for the development of our business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results.

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For more information, contact:

Fibrocell Contact:

Gregory Weaver

Chief Financial Officer

Fibrocell Science, Inc.

Tel: +1 484-713-6000

gweaver@fibrocellscience.com